EXHIBIT 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact: Neil Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: James R. Talevich Chief Financial Officer (949) 206-2700 www.iflo.com
I-Flow Reports Regional Anesthesia Sales Increased
35% for the Second Quarter to $23.0 Million Versus $17.0 Million Last Year
and Rose 35% for the First Half of 2007 to $42.1 Million Versus $31.3 Million in the Prior Year
Total Revenue from Continuing Operations Increased 30% for the Second Quarter of 2007
and 26% for the First Half of 2007 Compared to the Same Periods of the Prior Year
     LAKE FOREST, CALIFORNIA, August 2, 2007 . . . I-FLOW CORPORATION (NASDAQ:IFLO) announced today that second quarter revenue in its Regional Anesthesia business increased 35% to $23.0 million, a quarterly record, compared to $17.0 million for the second quarter of 2006, and that total revenue from continuing operations for the second quarter of 2007 increased 30% to $29.1 million versus $22.4 million for the same period of the prior year. For the first half of 2007, Regional Anesthesia revenue increased 35% to a first-half record $42.1 million compared to $31.3 million for the first six months of 2006, and total revenue from continuing operations for the first half of 2007 increased 26% to $53.4 million versus $42.3 million for the same period last year.
     “Our Regional Anesthesia business is continuing to benefit from the successful implementation of our strategic initiatives to drive usage of our proprietary ON-Q® products for relieving post-surgical pain without narcotics, and ultimately to replace narcotics as the standard of care in this multi-billion dollar market. Our business generated cash during the second quarter and our cash position increased, even as we invested in the planned expansion of our marketing programs and ON-Q sales organization, which now numbers almost 200 quota-carrying sales professionals on our planned 300-person sales team,” said Donald M. Earhart, Chairman, President and CEO.
     “I am particularly pleased by the 20% sequential growth in Regional Anesthesia from the first quarter of 2007 to the second quarter of 2007. Given the size of the market opportunity, we intend to make every effort to make ON-Q a standard of care as rapidly as possible,” Earhart added.
     Earhart noted that clinical studies demonstrating the efficacy of ON-Q products in relieving post-surgical pain without narcotics have played a significant role in helping I-Flow establish its position of market leadership. Last quarter the Company reported on the results of an infection meta-analysis which revealed a lower rate of surgical site infections with ON-Q than standard pain relief treatments. The Company also reported on the first pediatric study highlighting the positive outcomes seen when ON-Q is used to treat pain after surgery in young heart patients. In addition, an independent pain relief meta-analysis published in a prestigious surgical journal in December 2006 confirmed the efficacy of continuous wound catheters that deliver local anesthetic, including ON-Q, for post-surgical pain relief. “By encouraging more and more hospitals, ambulatory surgery centers, surgeons, anesthesiologists and their patients to use our products, we believe the accumulation of consistently positive clinical study results such as these contributes significantly to our sustained rapid growth in ON-Q sales,” Earhart said.
     The CEO continued, “During the second quarter we expanded our ongoing study of the effects of ON-Q PainBuster® with ON-Q SilverSoakerTM Antimicrobial Catheter in reducing surgical site infections in colorectal surgery to more than 167 patients, and submitted data to the FDA in support of our request for an expanded
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I-Flow Reports Regional Anesthesia Sales Increased 35% for the Second Quarter to $23 Million
August 2, 2007
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efficacy claim in this application. We also announced an innovative strategic alliance with GE Healthcare to conduct clinical trials and explore joint opportunities in the anesthesiology market. In the initial phase of this alliance, I-Flow has initiated a multi-center, prospective, randomized clinical study designed to measure the effectiveness of using GE’s compact ultrasound devices for making nerves easier to find, when I-Flow’s ON-Q® C-bloc® Continuous Nerve Block System is used. We expect to place into service at least 40 of GE’s compact ultrasound systems for this study during the remainder of 2007, with additional units planned for next year.
     “Our ON-Q C-bloc continues to be an especially strong seller. We are pleased by the market’s positive response to the recent introduction of two additions to the ON-Q C-bloc line that feature larger capacity pumps to enable longer therapy in certain applications, especially in orthopedics. We continue to focus sales and marketing resources on our ON-Q C-bloc products to take full advantage of this growth opportunity.
     “Based on these positive developments, we are re-affirming our guidance in which we expect growth in Regional Anesthesia to exceed 30% in 2007 and growth in total revenue from continuing operations to exceed 20% for the year.”
Update on Sale of InfuSystem Subsidiary
     On September 29, 2006, the Company signed a definitive agreement to sell its InfuSystem subsidiary to HAPC, Inc. (OTCBB:HAPN.OB) (formerly Healthcare Acquisition Partners Corp.) for $140 million in the form of cash and a secured note, subject to certain purchase price adjustments based on the level of working capital. As a result, InfuSystem’s operating results have been reclassified as discontinued operations effective in the quarter ended September 30, 2006 and all prior periods presented. The transaction is subject to standard conditions and approval by the shareholders of HAPC, Inc. Earhart said that the transaction is expected to be completed by October 1, 2007.
Second Quarter Results
     For the three months ended June 30, 2007, revenue from continuing operations increased 30% to $29.1 million from $22.4 million for the second quarter of 2006.
     Sales in the Company’s Regional Anesthesia segment, which includes the ON-Q PainBuster Post-Operative Pain Relief System, the ON-Q C-bloc Continuous Nerve Block System, the ON-Q Soaker® Catheter, the recently introduced ON-Q SilverSoaker Catheter, and ON-Q third party billings, increased 35% for the second quarter of 2007 versus the prior year quarter to a quarterly record $23.0 million from $17.0 million last year.
     ON-Q C-bloc sales increased 148% for the second quarter of 2007 to $3.8 million from $1.5 million for the second quarter of 2006. During the first quarter of 2007, the Company extended the C-bloc line with the introduction of two new, larger capacity pumps to enable longer therapy in certain applications.
     IV Infusion Therapy revenue increased 12% to $6.1 million for the second quarter of 2007 from $5.4 million a year earlier. “We are pleased by this return to growth in our IV Infusion Therapy business following a weak first quarter performance,” Earhart said.
     Reflecting the expansion of the Company’s sales force and marketing programs, SG&A expenses from continuing operations increased 31% to $23.0 million for the second quarter of 2007 from $17.6 million for the second quarter of 2006. SG&A expenses from continuing operations included stock-based compensation expense of $1.8 million and $1.7 million for the second quarter of 2007 and 2006, respectively.
     The loss from continuing operations, net of tax, for the second quarter of 2007 was $1.6 million, or $0.06 per basic and diluted share. This compares to a loss from continuing operations, net of tax, for the second quarter of 2006 of $0.8 million, or $0.04 per basic and diluted share.
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I-Flow Reports Regional Anesthesia Sales Increased 35% for the Second Quarter to $23 Million
August 2, 2007
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     Income from discontinued operations, net of tax, for the second quarter of 2007 was $2.2 million, or $0.09 per basic and diluted share. For the second quarter of 2006, income from discontinued operations, net of tax, was $1.3 million, or $0.06 per basic and diluted share.
     On April 24, 2007, the Michigan Tax Tribunal granted a Motion for Summary Disposition in favor of the Company’s InfuSystem subsidiary in connection with its liability for use taxes on purchases of infusion pumps. Due to this favorable ruling, I-Flow’s results for the second quarter included the reversal of the previously recorded tax liability of $1.5 million, within assets held for sale, and cumulative expense of $0.9 million, consisting of $0.6 million cost of sales and $0.3 million accrued interest expense, within discontinued operations.
     Net income for the three months ended June 30, 2007, including both continuing and discontinued operations, was $0.6 million, including stock-based compensation expense of $1.9 million. This compares to net income for the three months ended June 30, 2006 of $0.4 million, including stock-based compensation expense of $1.7 million.
     At June 30, 2007, I-Flow reported net working capital from continuing operations of approximately $54.8 million, including cash and cash equivalents and short-term investments of $29.0 million, no long-term debt, and shareholders’ equity of $94.3 million.
Six Months Results
     For the six months ended June 30, 2007, revenue from continuing operations increased 26% to $53.4 million compared to $42.3 million for the first six months of 2006.
     The loss from continuing operations, net of tax, for the first half of 2007 was $3.8 million, or $0.16 per basic and diluted share. This compares to a loss from continuing operations, net of tax, for the first half of 2006 of $2.8 million, or $0.12 per basic and diluted share.
     Income from discontinued operations, net of tax, for the first six months of 2007 was $3.5 million, or $0.15 per basic and diluted share. For the first six months of 2006, income from discontinued operations, net of tax, was $2.7 million, or $0.12 per basic and diluted share.
     The net loss for the six months ended June 30, 2007, including both continuing and discontinued operations, was $0.3 million, including stock-based compensation expense of $3.1 million. This compares to a net loss for the six months ended June 30, 2006 of $49,000, including stock-based compensation expense of $2.5 million.
Conference Call
     I-Flow has scheduled a conference call today at 11:00 a.m. EDT. A simultaneous webcast may be accessed from the Investors link at www.IFLO.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21344199, after 1:00 p.m. EDT.
     The financial results included in this release are unaudited. The Company’s complete financial statements for the three and six months ended June 30, 2007 and 2006 will be included in I-Flow’s Report on Form 10-Q to be filed with the SEC on or about August 8, 2007.
About I-Flow
     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost-effective solutions for pain relief.
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I-Flow Reports Regional Anesthesia Sales Increased 35% for the Second Quarter to $23 Million
August 2, 2007
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“Safe Harbor” Statement
Statements by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature and express the Company’s current opinions about trends and factors that may impact future operating results. Statements that use words such as “may,” “will,” “should,” “believes,” “predicts,” “estimates,” “projects,” “anticipates” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to material risks, assumptions and uncertainties, which could cause actual results to differ materially from those currently expected, and readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated or subsequent events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this press release that seek to advise interested parties of the risks and other factors that affect the Company’s business. Interested parties should also review the Company’s reports on Forms 10-K, 10-Q and 8-K and other reports that are periodically filed with or furnished to the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: successful consummation of the previously announced sale of InfuSystem, Inc.; physician acceptance of infusion-based therapeutic regimens; implementation of the Company’s direct sales strategy; dependence on the Company’s suppliers and distributors; the Company’s continuing compliance with applicable laws and regulations, such as the Medicare Supplier Standards and the Food, Drug and Cosmetic Act, and the Medicare’s and FDA’s concurrence with management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; product availability, acceptance and safety; competition in the industry; technological changes; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; and reliance on the success of the home health care industry. All forward-looking statements, whether made in this press release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
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I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net revenues	$29,075	$22,435	$53,381	$42,336
Cost of sales	8,054	6,016	14,342	11,338

Gross profit	21,021	16,419	39,039	30,998
Costs and expenses:
Selling, general & administrative	22,950	17,573	44,125	34,423
Product development	682	564	1,304	1,147

Total expenses	23,632	18,137	45,429	35,570
Operating loss	(2,611)	(1,718)	(6,390)	(4,572)
Interest income, net	245	214	524	415

Operating loss from continuing operations before income taxes	(2,366)	(1,504)	(5,866)	(4,157)
Income tax benefit	(796)	(664)	(2,089)	(1,406)

Loss from continuing operations	(1,570)	(840)	(3,777)	(2,751)
Income from discontinued operations, net of tax	2,169	1,273	3,455	2,702

Net income (loss)	$599	$433	$(322)	$(49)

Per share of common stock, basic
Loss from continuing operations	$(0.06)	$(0.04)	$(0.16)	$(0.12)
Income from discontinued operations, net of tax	0.09	0.06	0.15	0.12

Net income (loss)	$0.03	$0.02	$(0.01)	$0.00

Per share of common stock, diluted
Loss from continuing operations	$(0.06)	$(0.04)	$(0.16)	$(0.12)
Income from discontinued operations, net of tax	0.09	0.06	0.15	0.12

Net income (loss)	$0.03	$0.02	$(0.01)	$0.00

Weighted average shares — Basic	23,694	23,346	23,622	23,024
Weighted average shares — Diluted	23,694	23,346	23,622	23,024

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(in thousands)

	June 30,	Dec. 31,		June 30,	Dec. 31,
ASSETS	2007	2006	LIABILITIES & EQUITY	2007	2006
Cash, Equivalents &	$28,965	$27,422	Current Liabilities	$12,409	$12,516
Short-term Investments
Accounts Receivable, Net	17,409	18,935	Current Liabilities -
Inventories, Net	15,587	13,611	Assets Held for Sale	5,253	7,626
Other Current Assets	5,237	4,745
Net Current Assets - Assets Held for Sale	8,388	11,977	Long-term Liabilities	1,226	—
Property, Plant & Equipment, Net	3,337	2,843
Other Assets	18,467	17,297
Noncurrent Assets - Assets Held for Sale	15,799	15,316	Shareholders' Equity	94,301	92,004

Total	$113,189	$112,146		$113,189	$112,146